 Exhibit 28(h)(4)(ii) - Form of Second Amendment to Securities Lending Authorization Agreement

SECOND AMENDMENT TO THE
SECURITIES LENDING AUTHORIZATION AGREEMENT
BETWEEN
THE FUNDS IN THE MIDAS INVESTMENT COMPANY COMPLEX,
AS LISTED ON SCHEDULE B
AND
STATE STREET BANK AND TRUST COMPANY

This Second Amendment (this "Amendment") dated February 18, 2009 is between THE FUNDS IN THE MIDAS INVESTMENT COMPANY COMPLEX, AS LISTED ON SCHEDULE B, (each, a “Fund” and collectively, the “Funds”) severally and not jointly, each a registered management investment company organized and existing under the laws of Maryland, and STATE STREET BANK AND TRUST COMPANY (“State Street”), acting either directly or through its subsidiaries or affiliates.

Reference is made to a Securities Lending Authorization Agreement dated May 16, 2008 between the Funds and State Street as in effect on the date hereof prior to giving effect to this Amendment (the "Agreement").

WHEREAS, the Funds and State Street desire to amend the Agreement as set forth below.

NOW THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respects:

1.           Definitions.  All terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.           Amendments.

(a) The phrase “(other than an investment in the Eurodollar Time Deposit of State Street Bank and Trust Company’s Cayman Islands branch)” in the first sentence of the fourth paragraph of Section 9 (Investment of Cash Collateral and Compensation) of the Agreement is hereby deleted in its entirety.

(b) Schedule A to the Agreement is hereby deleted in its entirety and replaced with the Schedule A attached hereto.

(c) Schedule B to the Agreement is hereby deleted in its entirety and replaced with the Schedule B attached hereto.

3.           Miscellaneous.  Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified and in full force and effect.  This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

4.           Effective Date.  This First Amendment is effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute the above Amendment by affixing their signatures below.

THE FUNDS IN THE MIDAS INVESTMENT COMPANY COMPLEX AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY By:___________________________ Name:________________________ Title:_________________________	STATE STREET BANK AND TRUST COMPANY By:___________________________ Name:________________________ Title:_________________________

Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 16th day of May, 2008 between THE FUNDS IN THE MIDAS INVESTMENT COMPANY COMPLEX, AS LISTED ON SCHEDULE B (each, a “Fund” collectively, the “Funds”), severally and not jointly, and STATE STREET BANK AND TRUST COMPANY (“State Street”), as amended (the “Agreement”).

Schedule of Fees

1.           Subject to Paragraph 2 below, all proceeds collected by State Street on investment of cash Collateral or any fee income shall be allocated as follows

- Seventy percent (70%) payable to the Fund, and

- Thirty percent (30%) payable to State Street.

2.           All payments to be allocated under Paragraph 1 above shall be made after deduction of such other amounts payable to State Street or to the Borrower under the terms of this Securities Lending Authorization Agreement.

3.           (a) The Fund instructs State Street to invest cash Collateral in the State Street Navigator Securities Lending Prime Portfolio (the “Prime Portfolio”).  The management fees for investing in the Prime Portfolio are as follows:

On an annualized basis, the management/trustee/custody/fund administration/transfer agent fee for investing cash Collateral in the Prime Portfolio is not more than 5.00 basis points netted out of yield.  The trustee may pay out of the assets of the Prime Portfolio all reasonable expenses and fees of the Prime Portfolio, including professional fees or disbursements incurred in connection with the operation of the Prime Portfolio.

(b) Notwithstanding anything contained in this Agreement, to the extent cash Collateral obtained from a Financing Transaction is deemed necessary by the Fund or by State Street, acting in its capacity as agent pursuant to the terms of the SLSA, to provide cash  to State Street Bank and Trust Company, acting in its capacity as principal lender, as collateral in securities borrowing transactions under the SLSA, the Fund hereby authorizes and instructs State Street to transfer and deliver such cash Collateral (including via liquidation of cash Collateral investments) to State Street Bank and Trust Company, as principal lender, as cash collateral in such securities borrowing transactions pursuant to the terms of the SLSA.  Each Fund acknowledges and agrees that the delivery of such cash Collateral shall not be deemed a violation by State Street of any provisions of this Agreement.  To the extent that cash Collateral obtained from a Financing Transaction is not so transferred or used as cash collateral pursuant to the SLSA, the Fund hereby directs State Street to invest such cash Collateral in the Prime Portfolio, and in the event that such cash Collateral is no longer needed for Financing Transactions, to invest such cash in the Prime Portfolio. Each Fund understands and agrees that cash Collateral obtained from a Financing Transaction that is not invested in the Prime Portfolio and/or is used as cash collateral in securities borrowing transactions pursuant to the terms of the SLSA, will not generate investment income.

Notwithstanding anything contained in this Agreement, any use or application of cash Collateral from a Financing Transaction shall be at the sole risk of the Fund.  State Street does not assume and shall not be liable for any risk of loss, or liability for damages, claims or expenses, associated with such use of such cash Collateral, including the use of the cash Collateral to collateralize transactions pursuant to the terms of the SLSA and the investment of such cash Collateral in the Prime Portfolio.  Subject to State Street’s obligations to mark to market under Section 8 of this Agreement, if the value of the cash Collateral for a Financing Transaction is unavailable or insufficient to return any and all amounts due the relevant Borrower(s) pursuant to the Securities Loan Agreement(s), the Fund shall be responsible for such shortfall and State Street may debit any account or accounts maintained by the Fund with State Street.

THE FUNDS IN THE MIDAS INVESTMENT COMPANY COMPLEX AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY By:___________________________ Name:________________________ Title:_________________________	STATE STREET BANK AND TRUST COMPANY By:___________________________ Name:________________________ Title:_________________________
Schedule B

           This Schedule is attached to and made part of the Securities Lending Authorization Agreement, dated the 16th day of May, 2008 between THE FUNDS IN THE MIDAS INVESTMENT COMPANY COMPLEX AS LISTED BELOW, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY (“State Street”), as amended.

Fund Name	Taxpayer Identification Number	Tax Year-End

Foxby Corp.	13-3907058	12/31
Midas Fund, Inc.	41-1536110	12/31
Midas Special Fund, Inc.	13-3343918	12/31